INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Golden Valley Development, Inc., on Form 10-SB/A of our report dated February 13, 2006 for Golden Valley Development, Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in this registration statement.

Malone & Bailey, PC

Date: April 28, 2006	By:	/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com Houston, Texas